EXHIBIT 99

FIRST FINANCIAL CORPORATION                          NEWS RELEASE

First Financial Center                               Contact:  Ken Csinicsek
1305 Main Street
Stevens Point, WI  54481                             Telephone:  715-345-4352

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               FIRST FINANCIAL CORPORATION COMPLETES ACQUISITION
                           OF FIRSTROCK BANCORP, INC.


Stevens Point, Wisconsin and Rockford, Illinois, February 28, 1995 . . . First Financial Corporation (NASDAQ-FFHC) today announced that it has completed the acquisition of FirstRock Bancorp of Rockford, Illinois. FirstRock's bank subsidiary, First Federal Savings Bank, FSB, has been merged into First Financial Bank, FSB, the banking subsidiary of First Financial Corporation.

At meetings held earlier today, shareholders of the two companies overwhelmingly approved the acquisition and the issuance of shares of First Financial common stock to stockholders of FirstRock. FirstRock shareholders will receive 7.7893 shares of First Financial stock, worth $27.10, for each outstanding share of FirstRock stock.

"We are very pleased to welcome the employees and customers of First Federal Savings Bank to First Financial," said John C. Seramur, president and chief executive officer. "We look forward to continuing the high calibre of customer service provided by First Federal as well as offering an expanded line of financial products to Rockford area consumers. With this acquisition, First Financial now has a strong competitive position in the three top Illinois banking markets outside of Chicago -- Rockford, Peoria and the Illinois portion of the St. Louis metropolitan area."

First Federal Savings had approximately $400 million in assets and six banking offices. This acquisition brings to First Financial a $1 billion mortgage loan servicing portfolio as well as a substantial increase in capital.

An estimated one time after tax charge for acquisition-related costs of $4.0 million is anticipated. It is expected that there will be little or no dilution to First Financial's future earnings per share or book value per share after this charge for acquisition costs is taken by FirstRock and First Financial in the first quarter of 1995.

First Financial Corporation now has approximately $5.5 billion in assets and operates 130 banking offices in Wisconsin and Illinois.